CHARDAN

Steven Urbach

President

Chardan Capital Markets, LLC

17 State Street

Suite 1600

New York, NY 10004

Tel: 646 465 9023

Fax: 646 465 9091

March 3, 2015

MassRoots, Inc.

2247 Federal Blvd.,
Denver, CO 80202

Attention: Mr. Isaac Dietrich

Dear Isaac:

This letter will confirm our understanding that the company known to us as MassRoots, Inc. (the "Company") has engaged Chardan Capital Markets, LLC ("Chardan", "Advisor" or "Placement Agent") to act as the Company's non-exclusive placement agent and financial advisor. The Company and Chardan are each a "Party" and collectively, the "Parties".

Section 1. Scope of Engagement and Services.

In connection with this engagement, Chardan shall provide the following services ("Services"), as appropriate:

(a)	familiarize itself to the extent appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company in order to, among other things, analyze the potential contributions of such business, operations and facilities to the Company's future operating results, it being understood that Advisor shall be entitled, in the course of such familiarization, to rely upon publicly available information and such other information as may be supplied by the Company, without independent investigation;
(b)	advise and assist the Company in negotiating the terms and conditions of any transaction;
(c)	advise the Company on an appropriate investor relations program;
(d)	introduce the Company to potential investors and/or business partners ("Chardan Contacts") who are "accredited investors", as that term is defined under Rule 501 of the Securities Act of 1933, as amended;
(e)	at the Company's request, assist the Company in preparing a memorandum, for distribution to Chardan Contacts, lenders and/or other financial sources, describing the Company and its business, operations, properties, financial condition and prospects, it being specifically agreed that (I) any such memorandum shall be based entirely upon information supplied by theCompany, which information the Company hereby warrants shall be accurate in all material respects; (ii) the Company shall be solely responsible for the accuracy and completeness of such memorandum; and (iii) other than as contemplated by this paragraph, such memorandum shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except with the Company's prior written consent. Chardan shall make offers and sales of the Company's securities in compliance with the provisions of Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933;
(f)	arrange non-deal road shows;
(g)	advise and assist management in preparing for presentations to investors, lenders and/or other financial sources, including the development of the best strategy for demonstrating the experience of management and the scope of such experience;

(h)	perform such other financial advisory services as Chardan and the Company may from time to time agree upon.

Chardan understands that the Company reserves the right to reject the subscription of any investor, including the Chardan Contacts, in whole or in part, in its sole and absolute discretion.

Section 2. Compensation.

(a)	The Company agrees to pay Chardan for its Services the following fees upon the execution of this Agreement: 200,000 shares of the Company's restricted common stock; such shares shall be deemed fully vested at the time of issuance and shall be issued to Chardan or its designees (the "Agent Stock"). The Company acknowledges and agrees that all Agent Stock is non-cancellable, nonrefundable, and is deemed to be earned and issued as of the date this Agreement is signed by the Company and Chardan. The Company shall deliver to Chardan, or its designees, the restricted Agent Stock no later than fifteen (15) calendar days from execution of this Agreement, along with a signed resolution of its Board of Directors authorizing the execution of this Agreement, The Company understands and agrees that Chardan has foregone significant opportunities to accept this engagement, and that the Company derives substantial benefit from Chardan's decision to enter into and sign this Agreement. The Agent Stock therefore, constitutes payment only for Chardan's agreement to consult with the Company, and are a nonrefundable, non-apportionable, and non-ratable retainer; such shares of common stock are not a prepayment for future services. Chardan acknowledges that the receipt of the shares involves a high degree of risk and further acknowledges that is can bear the economic risk of receiving the shares, which may include the total loss of its compensation. If the Company decides to terminate this Agreement at any time after the effective date of this Agreement for any reason whatsoever, it is agreed and understood that Chardan will not be requested or demanded by the Company to return any of the Agent Stock. The Company agrees to take any and all action(s) necessary to clear the restricted securities of restriction upon presentation of any completed Rule 144(b)a pplication by Chardan, it's designees, or its broker, including, but not limited to: (1) Authorizing the Company's transfer agent to remove the restrictive legend on the restricted securities; (2) Expediting either the acquisition of a legal opinion from Company's counsel authorizing the removal of the restrictive legend, or accepting a third party legal opinion acknowledging same; and (3) Cooperating and communicating with Chardan and its broker in order to use Company's best efforts to clear the subject securities of restriction as soon as possible after presentation of a Rule 144(B) application by Chardan (or its designees or broker) to either the Company and/or the Company's transfer agent. Further, the Company agrees to not unreasonably withhold or delay approval of any application filed by Chardan under Rule 144(b) of the Act to clear the subject securities of restriction. Chardan and the Company therefore agree that the Company shall have a period of five (5) business days from the date Chardan's Rule 144(b) application is tendered to either the Company or its transfer agent by either Chardan and/or its broker, to take any and all necessary action to clear the subject securities of restriction. The Company and Chardan agree that this five (5) day period is reasonable and consistent with industry standards concerning the handling and processing of restricted securities under Rule 144 by publicly traded companies. The Company also acknowledges that Chardan's ability to clear the subject securities of restriction, by virtue of the Company's best efforts, cooperation, covenants and representations in this regard is a material part of this Agreement and is a reasonable and material expectation of Chardan in entering into this Agreement. Should events occur that require further expense of time beyond this five (5) day time period, the Company and Chardan shall reasonably agree in a writing signed by each to an extension for a specific amount of time. In no event shall an extension be agreed to unless the Company comports with its "best efforts" obligations, as set out above, and communicates with Chardan bona fide and reasonable attempts at meeting Company's obligations to clear the subject restricted securities, as described herein.

(b)	In the event a financing is consummated during the Term in which investors introduced by Chardan are participating (a "Transaction"), the Company will pay to Chardan an aggregate placement agent fee (the "Placement Fee") as stated below. All such fees shall be immediately paid by the Company to Chardan at the closing of the Transaction, however, if such Transaction occurs through multiple closings, then pro rata portion of such fees shall he paid upon each closing:
i.	For any capital raise, the Company shall pay to Chardan, at the time of closing, (1) an aggregate cash fee equal to four percent (4.0%) of the aggregate sales price of the securities sold in the Transaction (excluding the exercise price of any warrants issued in the Transaction), and (2) an aggregate restricted stock fee equal to eight percent (8.0%) of the aggregate number of shares of common stock sold in the Transaction (in the event a convertible security is issued then the number of shares of common stock that should be issued to Chardan shall be calculated based upon the number of shares of common stock that the convertible security can be converted into).

Section 3. Indemnification.

(a)	Chardan' Indemnification of the Company. Chardan shall indemnify and hold harmless the Company, its affiliates and their respective directors, officers, employees, agents, shareholders, members, partners, managers, and controlling persons (each a "Company Indemnified Person") from and against any and all liabilities, claims, losses, costs, damages, liabilities, and expenses, joint or several, including reasonable legal fees, costs, and the like to which any such Company Indemnified Person may become subject, arising from, related to, or otherwise connected with (i) any material breach by Chardan of any provision of this Agreement, including any representation, warranty, covenant or agreement set forth herein, (ii) any violation of any applicable law by Chardan, its employees, representatives or (iii) Chardan's gross negligence, willful malfeasance or reckless disregard of its obligations under this Agreement.
(b)	Company's Indemnification of Chardan. The Company agrees to indemnify and hold harmless Chardan, its affiliates and their respective directors, officers, employees, agents, shareholders, members, partners, managers, and controlling persons (each a "Chardan Indemnified Person") from and against any and all liabilities, claims, losses, costs, damages, liabilities, and expenses, joint or several, including reasonable legal fees, costs, and the like to which any such Chardan Indemnified Person may become subject, arising from, related to, or otherwise connected with (i) any material breach by the Company, its employees or representatives of any provision of this Agreement, including any representation, warranty, covenant or agreement set forth herein, (ii) any violation of any applicable law by the Company, its employees, or representatives or (iii) the Company's, its employees or representatives negligence (gross or otherwise), willful malfeasance or reckless disregard of its obligations under this Agreement

Section 4. Expenses; Initial Retainer. The Company shall reimburse Chardan for all of its actual and reasonable out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with the financing, whether or not the financing is completed (subject to the limitations set forth in the next sentence), subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. In the event the financing does not close for any reason, the Company shall only be obligated to pay expenses of up to $2,500 in the aggregate to Chardan, including road show expenses, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. In the event that a Transaction is consummated, the Company shall only be obligated to pay expenses of up to $25,000 in the aggregate to Chardan. Chardan will not bear any of the Company's legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that Chardan will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company, except that Chardan shall pay the fees and commissions of members of Chardan's selling group in the Transaction (it being understood by the parties that Chardan, and not the Company, shall be responsible for the payment of any fees, if any, due and owing to any advisor it engages unless expressly agreed otherwise).

Section 5. Right of First Refusal. In the event that the Transaction is consummated, the Company will grant Chardan a twelve (12) month right of first refusal to act as lead underwriter or placement agent on any future capital raising transactions involving the Company's securities in which the Company elects to engage an investment banker or placement agent.

Section 6. Chardan's and the Company's Relationships with Others. The Parties acknowledge and agree that Chardan is engaged on a non-exclusive basis and that the Company is free to retain others to perform the same or similar services that are being provided by Chardan. Similarly, the Company acknowledges that Chardan and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than Chardan's obligations relating to the Company's Confidential Material as provided in Section 7 below, shall be construed to limit or restrict Chardan or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others. Chardan is duly registered with the United States Securities and Exchange Commission (the "SEC") under Section 15 of the Securities Exchange Act of 1934, as amended, as a broker-dealer and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and is registered in those states in which it is required to be so registered in order to perform its obligations under this Agreement.

Section 7. Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information. cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed "Confidential Material", shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan without the prior written consent of the Company. In the event Chardan is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan's knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Chardan is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Chardan may do so without liability hereunder.

Section 8. Limitation Upon the Use of Advice and Services.

(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan.
(b)	The Company hereby acknowledges that Chardan, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company's securities on any stock exchange or in any electronic marketplace. Any decision by Chardan to make a market in any of the Company's securities shall be based solely on the independent judgment of Chardan's management, employees, and agents.
(c)	Use of Chardan's name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Chardan unless the Company is required by law to include Chardan's name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Chardan copies of such annual reports or other reports or releases using Chardan's names in advance of publication by the Company.

Section 9. Information; Cooperation. The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company and the financing which Chardan deems appropriate and will provide Chardan with reasonable access to the Company's officers, directors, employees, independent accountants and legal counsel (provided that Chardan shall not communicate directly with any such parties without the prior written or email authorization of the President, Chief Executive Officer, or Chief Financial Officer of the Company). The Company represents that all information and any disclosure materials made available to Chardan for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. Chardan shall not deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

Section 10. Miscellaneous.

(a)	Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: 2247 Federal Blvd., Denver, CO 80202, or if to Chardan, addressed to them at: 150 East 58th Street, 28th Floor, New York. NY 10155. Such notice or other communication shall be deemed to be given on the date of receipt.
(h)	This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan.
(c)	This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).
(d)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without the other party's prior written consent.
(e)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
(f)	In rendering the Services, the Parties hereby agree that Chardan shall act as an independent contractor and that nothing contained in this Agreement shall be construed to create any joint venture, partnership, employer-employee or any other type of relationship between the Company and Chardan. It is further understood and agreed that this Agreement does not create a fiduciary relationship between Chardan and the Company or their respective Boards of Directors. Chardan shall not be considered to be the agent of the Company for any purpose whatsoever and Chardan is not granted any right or authority to assume or create any obligation or liability, express or implied, on behalf of the Company, or to bind the Company in any manner whatsoever.

Section 11. Termination. The term (the "Term") of Chardan's engagement hereunder shall commence on the date hereof and end on December 31, 2015; provided however that this Agreement can be terminated early by either party on five (5) days after receipt of written notice of termination for any reason after the five (5) month anniversary of the Agreement.

In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 11 or upon expiration of this Agreement, neither party shall have any further rights or obligations hereunder, except that (i) no termination of this Agreement shall affect any rights or obligations that shall have accrued hereunder prior to the effective date of termination, and (ii) the sections headed "Confidential Information," "Indemnification," "Miscellaneous," , and "Limitation of Liability" shall survive after any termination for a period of one (1) year after termination.

Section 12. Limitation of Liability. The liability of Chardan pursuant to this Engagement Letter shall be limited to the Placement Fee received by Chardan hereunder, which shall not include any liability for incidental, consequential or punitive damages, except that no such limitations shall apply to (i) any indemnification obligation under Annex A hereto, (ii) any breach by Chardan of Section 7 hereof or the last sentence of Section 9 hereof or (iii) damages resulting from the bad faith, gross negligence, willful misconduct, or intentional breach of this Agreement by Chardan.

Section 13. Provision for Alternative Outcomes. In the event that other services are requested by the Company, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this agreement.

Very truly yours,

CLARDIN CAPITAL MARKETS, LLC

By:
Steven Urbach
President

Agreed to and Accepted this 3rd day of March, 2015

MASSROOTS, INC.

By: /s/ Isaac Dietrich

Chief Executive Officer